Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END 2010

SAN DIEGO, CA, February 14, 2011 — DJO Incorporated (“DJO” or the “Company”), a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter Results

DJOFL achieved net sales from continuing operations for the fourth quarter of 2010 of $249.8 million, compared to net sales from continuing operations of $257.2 million for the fourth quarter of 2009.  The fourth quarter of 2010 included 61 shipping days while the comparable 2009 period included 65 days. On the basis of average daily sales, sales for the fourth quarter of 2010 increased approximately 3.5 percent, compared to average daily sales for the fourth quarter of 2009. Sales growth in the fourth quarter of 2010 was impacted by unfavorable changes in foreign currency exchange rates and by the sale or discontinuation of certain non-core product lines in the prior year. The Company also said that sales growth in the fourth quarter of 2010 was positively impacted by certain domestic customers who purchased safety stock of the Company’s bracing and supports products which would otherwise have been purchased in the first quarter of 2011, in anticipation of DJO’s first quarter 2011 Enterprise Resource Planning (ERP) go-live event. On the basis of constant currency, excluding a $3.2 million unfavorable impact from changes in foreign exchange rates from the rates in effect in the fourth quarter of 2009, excluding $2.3 million of sales in the fourth quarter of 2009 from product lines sold or discontinued and excluding $1.5 million in bracing and supports safety stock purchases by certain DJO domestic customers in the fourth quarter of 2010, growth in average daily sales for the fourth quarter of 2010 was 5.1 percent over pro forma average daily sales in the fourth quarter of 2009.

For the fourth quarter of 2010, DJOFL reported a net loss attributable to DJOFL of $10.5 million, compared to $11.7 million for the fourth quarter of 2009. As detailed in the attached financial tables, the results for the current and prior year fourth quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

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The Company defines Adjusted EBITDA as net income (loss) attributable to DJOFL plus loss (income) from discontinued operations, interest expense, net, income tax benefit, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and 9.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the fourth quarter of 2010 was $72.2 million, or 28.9 percent of net sales, decreasing 1.4 percent, compared to Adjusted EBITDA of $73.2 million, or 28.5 percent of net sales, for the fourth quarter of 2009. On the basis of constant currency, excluding a $1.1 million unfavorable change in foreign currency exchange rates compared to the rates in effect in the fourth quarter of 2009, Adjusted EBITDA for the fourth quarter of 2010 was approximately even with the fourth quarter of 2009. Year-over-year growth in Adjusted EBITDA in the fourth quarter was unfavorably impacted by the fact that the fourth quarter of 2010 contained four fewer shipping days than the fourth quarter of 2009.

As of December 31, 2010, the Company had cash balances of $38.1 million and available liquidity of $100 million under its revolving line of credit.

Full Year 2010 Results

Net sales from continuing operations for the full year 2010 were $966.0 million, compared with net sales from continuing operations of $946.1 million for the full year 2009. Sales growth for the full year 2010 was impacted by unfavorable changes in foreign currency exchange rates, the sale or discontinuation of certain non-core product lines in the prior year and by customer purchases of safety stock related to the Company’s ERP go-live event noted above. On the basis of constant currency, excluding a $4.1 million unfavorable impact from changes in foreign exchange rates from the rates in effect for the full year 2009, excluding $9.5 million of sales in 2009 from product lines sold or discontinued and excluding $1.5 million in bracing and supports safety stock purchases by certain DJO domestic customers in the fourth quarter of 2010, net sales for the full year 2010 grew 3.4 percent over pro forma net sales for the full year 2009.

For the full year 2010, DJOFL reported a net loss attributable to DJOFL of $51.6 million, compared to a net loss attributable to DJOFL of $50.4 million for the full year 2009. As detailed in the attached financial tables, the results for the full years 2010 and 2009 were impacted by significant non-cash items, non-recurring items and other adjustments.

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Adjusted EBITDA for the full year 2010, before pre-acquisition Adjusted EBITDA related to recent acquisitions was $262.4 million, or 27.2 percent of net sales, reflecting an increase of 4.8 percent, compared to Adjusted EBITDA, before pre-acquisition Adjusted EBITDA related to recent acquisitions and future cost savings, of $250.4 million, or 26.5 percent of net sales, for the full year 2009. Adjusted EBITDA for the full year 2010 was impacted by $1.5 million due to unfavorable changes in foreign currency exchange rates from the rates in effect in the full year 2009. On the basis of constant currency, Adjusted EBITDA before net pre-acquisition Adjusted EBITDA related to recent acquisitions for the full year 2010 increased 5.4 percent over the full year 2009. After including pre-acquisition EBITDA of $0.3 million related to the recent acquisition of a distribution business in South Africa, Adjusted EBITDA for the full year 2010 was $262.7 million, or 27.2 percent of net sales.

“We are pleased to have completed 2010 on a strong note in spite of the challenges that impacted our industry during the year,” said Les Cross, president and chief executive officer. “Average sales per day in the fourth quarter of 2010 established a new Company record, benefitting from improving market conditions and continued traction from new products launched throughout the year. Adjusted EBITDA levels also remained strong in the fourth quarter, slightly higher than the fourth quarter of 2009 in constant currency, but achieved with four fewer selling days in the quarter compared to the prior year. Adjusted EBITDA levels were 28.9% of net sales in the fourth quarter, expanding 40 basis points over the fourth quarter of last year and 270 basis points sequentially from the third quarter of 2010. Growth in Adjusted EBITDA and Adjusted EBITDA margin in the fourth quarter was primarily due to reduced operating expenses, which were driven by certain seasonal elements and favorable trends in bad debt expense and certain other accrued expenses.

“Fourth quarter sales in our Recovery Sciences, Bracing and Supports, International and Surgical Implant business segments were $89.8 million, $79.5 million, $64.5 million and $16.0 million, respectively. In constant currency, and on a pro forma basis excluding sales in the prior year period from product lines sold or discontinued and excluding the impact of ERP safety stock purchases by certain DJO domestic bracing and supports customers in the fourth quarter of 2010, these sales levels represent year-over-year growth in average daily sales from the fourth quarter of 2009 of 4.7%, 4.5%, 6.5% and 4.6%, respectively.

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“In our Recovery Sciences segment, sales of our broad range of electrical stimulation products continue to do well. We are especially pleased with the traction of Empi’s new Active™ product, which incorporates TENS (Transcutaneous Electrical Nerve Stimulation) technology into a soft back support. We also saw a strong improvement in sales of our bone growth stimulation product lines in the fourth quarter, with year-over-year growth in average daily sales of over 8%.

“In our Bracing and Supports segment, sales growth continues to be driven by conversion of new hospital accounts under our Novation soft goods contract together with good sales traction from new products, including the DonJoy Armor FourcePoint™ and VenaFlow Elite™. As we discussed last quarter, growth in this segment continues to be constrained as certain bracing and supports customers choose to do their own insurance reimbursement billing instead of DJO billing for the reimbursement through our OfficeCare program. While we generally retain the unit sales in these conversions, with comparable Adjusted EBITDA margins, the lower average selling prices for the units sold negatively impacts our revenue growth and gross profit margins.

“Fourth quarter sales within our International segment were again driven by strong bracing and supports sales across all major international markets and by continued sales traction of Chattanooga’s new Shockwave™ product, which provides clinical shockwave therapy to accelerate healing in soft tissues of the body. These gains were partially offset by continued challenges in the consumer markets for our consumer-focused Cefar Compex products and by a soft reimbursement environment late in 2010 in Germany.

“Our Surgical Implant segment continued to be driven by strong sales of our Reverse Shoulder Prosthesis.  The Surgical Implant segment also benefited from strong sales of our new Lima™ Hip Revision System, which we launched late in the third quarter of 2010.

“Looking back, we achieved a number of important milestones in 2010 that contributed to our success:

•                  We deployed a new U.S. commercial strategy, integrating our marketing, sales and commercial shared services groups under new leadership, and adding an important focus on strategic planning and portfolio management, all to better address market opportunities;

•                  We launched key new products in all of our business segments;

•                  We completed the integration of our Chattanooga business activities into other DJO sites, achieving our targeted cost savings;

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•                  We achieved record sales and Adjusted EBITDA levels in 2010 and exited the year with a fourth quarter pro forma growth rate of over five percent in constant currency average sales per day, with fourth quarter sales per day reaching a new record level;

•                  We acquired our distributor in South Africa to help us further expand margins and penetrate our international markets;

•                  We celebrated the production of our one millionth DonJoy® Defiance® knee brace;

•                  We successfully completed two opportunistic refinancing transactions, which extended maturities on a portion of our debt, reduced our senior secured debt and added flexibility to our capital structure;

•                  Due in part to the refinancing transactions and in part to growth in Adjusted EBITDA and cash flow, we improved our ratio of net senior secured debt to Adjusted EBITDA to 3.07 down from 3.88 at the end of 2009;

•                  We successfully transitioned to our new global ERP system in our Austin facility in early 2010 and effective February 2011, we are live on the new system in most of our other DJO sites, with early results that are meeting our expectations;

•                  We strengthened our vascular therapy franchise with the acquisition of Elastic Therapy, Inc., which closed on January 4, 2011.

“On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in the fourth quarter and all of 2010.

“Based on improving market conditions and the building momentum we felt exiting 2010 in most of our businesses, we are cautiously optimistic that we should deliver solid revenue and Adjusted EBITDA performance in 2011, with growth in the mid single digits or higher.

“For the first quarter of 2011, sales will be impacted by one less shipping day than the first quarter of 2010.  Additionally, the first quarter of 2011 will also be impacted by the bracing and supports safety stock purchases made in the fourth quarter of 2010, which would have otherwise occurred in the first quarter of 2011, by certain domestic customers in anticipation of DJO’s first quarter 2011 ERP go-live event and we also expect to experience potential modest revenue disruption in the first quarter as we stabilize service levels in the new ERP environment. Accordingly, on the basis of average daily sales, we expect flat to modest sales growth in the first quarter, with sales results improving thereafter. In the first quarter of each year, we incur seasonally higher sales and marketing expenses related to the timing of our national sales meeting and large industry events, such as the annual meeting of the American Academy of Orthopaedic Surgeons.  Accordingly, our first quarter Adjusted

EBITDA and Adjusted EBITDA margin are expected to reflect sequential declines from the fourth quarter of 2010. The number of shipping days in each of the first through fourth quarters of 2011 will be 64, 64, 63 and 61, respectively.”

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 5 PM, Eastern Time today, February 14, 2011. Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 42313235.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices and services that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion.  Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals.  In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®,  DonJoy®, Empi®, ProCare® and DJO® Surgical.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s 2011 expectations for its businesses relative to current market conditions, U.S. and global economic conditions and the Company’s U.S. commercial operations strategy. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify

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forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the successful execution of the Company’s business strategies relative to its Recovery Sciences, Bracing and Supports, Surgical Implant and International segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in economic conditions in the U.S. and worldwide; the successful execution of the Company’s sales strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the November 2007 merger of ReAble Therapeutics, Inc. and DJO Incorporated, (the “DJO Merger”), recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010, and Quarterly Report on Form 10-Q for the quarter ended October 2, 2010, filed on November 5, 2010, with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$249,811	$257,175	$965,973	$946,126
Cost of sales (exclusive of amortization, see note 1)	89,204	91,524	345,270	338,719
Gross profit	160,607	165,651	620,703	607,407

Operating expenses:
Selling, general and administrative	101,848	110,140	430,761	420,758
Research and development	4,969	5,959	21,892	23,540
Amortization of intangible assets	19,395	26,390	77,523	84,252
Impairment of assets held for sale	—	—	1,147	—
	126,212	142,489	531,323	528,550
Operating income	34,395	23,162	89,380	78,857

Other income (expense):
Interest expense	(40,314)	(39,713)	(155,181)	(157,032)
Interest income	78	284	310	1,033
Loss on modification and extinguishment of debt	(18,702)	—	(19,798)	—
Other income (expense), net	(1,601)	3,064	859	6,073
	(60,539)	(36,365)	(173,810)	(149,926)
Loss from continuing operations before income taxes	(26,144)	(13,203)	(84,430)	(71,069)
Income tax benefit	15,697	1,777	33,680	21,678
Loss from continuing operations	(10,447)	(11,426)	(50,750)	(49,391)
Income (loss) from discontinued operations, net of tax	—	115	—	(319)
Net loss	(10,447)	(11,311)	(50,750)	(49,710)
Net income attributable to noncontrolling interests	(30)	(355)	(857)	(723)
Net loss attributable to DJO Finance LLC	$(10,477)	$(11,666)	$(51,607)	$(50,433)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,132 and $36,343 for the three months and year ended December 31, 2010, and $9,385 and $37,884 for the three months and year ended December 31, 2009, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$38,132	$44,611
Accounts receivable, net	145,523	146,212
Inventories, net	103,100	95,880
Deferred tax assets, net	47,486	40,448
Prepaid expenses and other current assets	23,419	14,725
Total current assets	357,660	341,876
Property and equipment, net	85,020	86,714
Goodwill	1,188,887	1,191,497
Intangible assets, net	1,110,841	1,187,677
Other assets	36,807	42,415
Total assets	$2,779,215	$2,850,179

Liabilities and Equity
Current liabilities:
Accounts payable	$48,947	$42,144
Accrued interest	15,578	10,968
Current portion of debt and capital lease obligations	8,821	15,926
Other current liabilities	80,209	90,608
Total current liabilities	153,555	159,646
Long-term debt and capital lease obligations	1,816,291	1,796,944
Deferred tax liabilities, net	289,913	321,131
Other long-term liabilities	11,712	14,089
Total liabilities	2,271,471	2,291,810

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	830,994	827,617
Accumulated deficit	(323,882)	(272,275)
Accumulated other comprehensive income (loss)	(2,048)	518
Total membership equity	505,064	555,860
Noncontrolling interests	2,680	2,509
Total equity	507,744	558,369
Total liabilities and equity	$2,779,215	$2,850,179

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

In the second quarter of 2010, we changed how we report our segmented financial information to senior management. Prior to the second quarter of 2010, our Bracing and Supports and Recovery Sciences businesses were reported together within the Domestic Rehabilitation Segment. During the second quarter, as a result of our recent sales and marketing leadership reorganization, these businesses are now separately evaluated and managed. Segment information for all periods presented has been restated to reflect this change.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales:
Bracing and Supports	$79,533	$79,535	$311,620	$298,759
Recovery Sciences	89,778	92,259	347,139	342,026
Surgical Implant	15,986	16,780	62,721	63,877
International	64,514	68,601	244,493	241,464
	$249,811	$257,175	$965,973	$946,126
Gross profit:
Bracing and Supports	$42,921	$45,261	$170,786	$168,009
Recovery Sciences	69,423	69,304	265,196	257,466
Surgical Implant	11,498	13,258	46,031	49,799
International	37,465	38,497	143,562	137,142
Expenses not allocated to segments and eliminations	(700)	(669)	(4,872)	(5,009)
	$160,607	$165,651	$620,703	$607,407
Operating income:
Bracing and Supports	$17,630	$19,228	$68,058	$70,805
Recovery Sciences	32,215	31,195	117,656	107,157
Surgical Implant	2,576	3,973	7,121	12,955
International	15,569	15,495	56,356	49,051
Expenses not allocated to segments and eliminations	(33,595)	(46,729)	(159,811)	(161,111)
	$34,395	$23,162	$89,380	$78,857

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2010 and 2009

 (unaudited)

Our Senior Secured Credit Facility, consisting of an $851.8 million term loan outstanding as of December 31, 2010 and a $100.0 million revolving credit facility, and the Indentures governing our $675.0 million of 10.875% senior notes and our $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility. Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus (income) loss from discontinued operations, interest expense, net, income tax benefit, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under the Company’s Senior Secured Credit Facility and the Indentures governing its 10.875% senior notes and its 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides a reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2010	2009	2010	2009
Net loss attributable to DJO Finance LLC	$(10,477)	$(11,666)	$(51,607)	$(50,433)
Loss (income) from discontinued operations, net of tax	—	(115)	—	319
Interest expense, net	40,236	39,429	154,871	155,999
Income tax benefit	(15,697)	(1,777)	(33,680)	(21,678)
Depreciation and amortization	25,765	33,714	103,519	112,148
Non-cash charges (a)	803	1,228	3,460	4,208
Non-recurring and integration charges (b)	9,426	13,260	58,675	53,970
Other adjustment items, before adjustments applicable for the twelve month periods only (c)	22,132	(869)	27,112	(4,091)
Adjusted EBITDA before other adjustment items applicable for the twelve month periods only			262,350	250,442

Other adjustment items applicable for the twelve month periods only (d)
Pre-acquisition Adjusted EBITDA			332	1,709
Pre-disposition Adjusted EBITDA			—	(348)
Future cost savings			—	3,600
Adjusted EBITDA	$72,188	$73,204	$262,682	$255,403

(a)          Non-cash charges are comprised of the following:

	Three Months Ended December 31		Year Ended December 31,
(In thousands)	2010	2009	2010	2009
Impairment of assets held for sale (1)	$—	$—	$1,147	$—
Stock compensation expense	579	1,047	1,888	3,382
Loss on disposal of assets, net	224	181	425	826
Total non-cash charges	$803	$1,228	$3,460	$4,208

(1)          As a result of our integration of the operations of our Chattanooga division, we exited facilities in Hixson, Tennessee and listed the buildings for sale during the year ended December 31, 2010. Based on current estimated fair market value of the buildings, we recorded a $1.1 million non-cash charge during the year ended December 31, 2010, which has been reflected as impairment of assets held for sale.

(b)         Non-recurring and integration charges are comprised of the following:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2010	2009	2010	2009
Integration charges:
Employee severance and relocation (1)	$370	$2,220	$2,997	$8,718
U.S. commercial sales and marketing reorganization	318	—	8,195	—
Chattanooga integration	818	699	7,956	3,010
DJO Merger and other integration	1,009	3,075	5,221	14,397
International integration	112	1,158	191	6,837
Litigation costs and settlements, net	1,565	2,767	6,061	2,845
Additional product liability insurance (2)	—	—	11,138	—
ERP implementation	5,234	3,341	16,916	18,163
Total non-recurring and integration charges	$9,426	$13,260	$58,675	$53,970

(1)          Employee severance and relocation for the year ended December 31, 2010 included $1.2 million of severance in connection with our U.S. commercial sales and marketing reorganization, $1.0 million in severance and retention in connection with our Chattanooga integration, and $0.8 million of severance and relocation in connection with the DJO Merger and other restructuring. Employee severance and relocation for the year ended December 31, 2009 included $5.4 million of severance and retention in connection with our Chattanooga integration, $1.8 million of severance in connection with a company-wide headcount reduction, $1.1 million related to the DJO Merger and $0.4 million related to restructuring at our international locations.

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(2)          Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our discontinued pain pump products, for which annual insurance coverage was not renewed.

(c)          Other adjustment items are comprised of the following:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2010	2009	2010	2009
Blackstone monitoring fees	$1,750	$1,750	$7,000	$7,000
Noncontrolling interests	30	355	857	723
Loss on extinguishment of debt (1)	18,702	—	19,798	—
Gain on sale of certain product lines	—	(3,176)	—	(3,107)
Gain on resolution of previously asserted reimbursement claims	—	—	—	(6,000)
Other (2)	1,650	202	(543)	(2,707)
Total other adjustment items, before adjustments applicable for the twelve month periods only	$22,132	$(869)	$27,112	$(4,091)

(1)          Loss on extinguishment of debt for the three months ended December 31, 2010 included $13.0 million of premiums, $4.3 million for non-cash write-off of unamortized debt issuance costs and $1.4 million of fees and expenses associated with the redemption of our $200 million of 11.75% senior subordinated notes in October 2010. The twelve months ended December 31, 2010, included an additional $1.1 million of fees and expenses related to the prepayment of $101.5 million of our term loan in January 2010.

(2)          Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)         Other adjustment items applicable for the twelve month periods only include:

•                  Pre-acquisition Adjusted EBITDA for the year ended December 31, 2010 related to the acquisition of the bracing and supports and vascular systems business of our South African distributor in September 2010. Pre-acquisition Adjusted EBITDA for the year ended December 31, 2009 related to the acquisition of an Australian subsidiary acquired in February 2009 and two Canadian subsidiaries acquired in August 2009.

•                  Pre-disposition Adjusted EBITDA for the year ended December 31, 2009 related to the sale of certain immaterial product lines.

•                  Future cost savings for the year ended December 31, 2009 included $2.4 million in connection with the DJO Merger and $1.2 million in connection with the two Canadian subsidiaries acquired in August 2009.

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